PROSPECTUS SUPPLEMENT To Prospectus Dated August 29, 2003	Filed Pursuant to Rule 424(b)(3) Registration No. 333-107946

$184,000,000

Lattice Semiconductor Corporation
Zero Coupon Convertible Subordinated Notes due July 1, 2010 and
the Common Stock Issuable Upon Conversion of the Notes

        This prospectus supplement relates to the resale by the selling securityholders of zero coupon subordinated notes due July 1, 2010 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

        This prospectus supplement should be read in conjunction with the prospectus dated August 29, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

        The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
CNH LA Master Account, LP	$3,000,000	1.6%	248,731	*

*
Less than 1%
(1)
Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $12.0612 per share; such conversion price is subject to adjustment as described under "Description of Notes—Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2)
Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 112,747,336 shares of common stock outstanding as of August 11, 2003, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 10 of the prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is February 20, 2004.